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Dear Friends and Shareholders,

After sharing last week about the events pushing our RAINBOW RANGERS brand forward, I’m happy today to share equally important news about LLAMA LLAMA, the other half of our company’s “Dynamic Duo” of content.

This morning, Genius Brands International proudly announced a second season pickup of our hit series on Netflix, LLAMA LLAMA, starring  Jennifer Garner.

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This second season renewal is a significant event for Genius Brands, for several reasons:

The 2nd season pickup of Llama Llama underscores the series is a bona fide hit.  With that comes licensing of consumer products.  Consumer Products, of course, is the holy grail of our business.  It brings advances, guarantees, and royalty income.  We have already reached out and notified potential licensees. We are getting inquiries now across all categories of consumer products for kids, and have begun negotiations, including amongst them, master toy, figures, playsets, carry cases, plush, novelty toys, sleepwear, bedding & bath, slippers and novelty footwear, holiday ornaments and accessories, games, stickers, oral care products (toothpaste and toothbrushes), bath play time, bandages, and exclusive eCommerce products. These, now will underscore tentpole licenses already signed in plush, animatronics, puzzles, party goods, and, of course, the existing publishing.

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Additionally, the Genius Brands Network running on Amazon Fire, as well as Comcast, Roku, Apple TV, and launching on Cox in August, serves as a platform for short form promotional content of Llama. These are powerful partners that provide a strong distribution footprint.

With the announcement today of a renewal 2nd season on Netflix, we are confident that we will soon be filling out all categories of kids consumer products for Llama Llama, just as we have done with Rainbow Rangers, and we expect that the retailers who have enjoyed such success with the Llama Llama books, (over 14 million sold!) e.g., Target, Walmart, Amazon, and Barnes & Noble, among others, will now equally embrace the full product line. The 2nd season also increases the catalogue number of episodes in the series, so it is now of a size to facilitate future broadcast sales of the series when it comes off Netflix to be available to license to networks around the world. Netflix has a running two-year license exclusivity for broadcast and basic cable worldwide.

Like Rainbow Rangers, Llama Llama began in development almost four years ago.  We were very privileged that our Emmy-award winning Co-Producer, Jane Startz, brought the author of the Llama Llama books, Anna Dewdney, and her partner Reed Duncan, as well as Penguin Publishing, to meet with us. We were also fortunate that after meeting with a number of studios including Disney and others, Anna and Reed and Penguin elected to go forward with us.

As the animated property came to be developed, we were fortunate once again, to have JENNIFER GARNER, a fan of the books, herself, sign on to play the lead voice of Mama Llama.  The books have now sold over 14 million copies around the world and continue to increase sales records with each new book.  The most recent release got to #4 on the New York Times Best Seller list, not just of children’s books, but of all books.  In a relatively short time, Llama Llama has become a bona fide children’s publishing classic.  Meanwhile, Netflix chose to not just license an animated series from us, but to make it one of their prestigious “NETFLIX ORIGINALS.”  The series quickly attracted attention and media from all corners. In fact, Jennifer herself just put this out on her social media: “I love Anna Dewdney’s award winning joyful Llama Llama books and am proud to voice Mama Llama on this very special series for Netflix. And now—great news!—Mama Llama and Llama Llama will be back for a second season!  Thank you, Netflix—I can’t wait to get to work!”

It’s not common for one company to have two distinct properties each with blockbuster potential. To have two such powerful brands coming into the marketplace is a powerful statement. We are excited. It was four years ago we sat in our conference room with Anna Dewdney, and assured her and Reed that we would give our all to bring this very special publishing series to the animated marketplace in a classy manner, protecting the integrity of the brand while nurturing it forward to success with TV and consumer products.

Today, we can proudly say that is happening.

Exciting news for shareholders of Genius Brands!

Sincerely,

Andy Heyward
Chairman & CEO
Genius Brands International, Inc.

P.S. For those of you who haven’t seen the series yet, here is a link to the Llama Llama Main Title, and a link to the story released on the wire this morning.

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LLAMA LLAMA Main Title:

Press Release Link:

GENIUS BRANDS INTERNATIONAL ANNOUNCES GREENLIGHT OF SEASON TWO OF PRESCHOOL SERIES LLAMA LLAMA; JENNIFER GARNER RETURNS TO VOICE LEAD ROLE

Forward-Looking Statements:
Forward-Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, under the heading "Risk Factors," and other filings with the Securities and Exchange Commission (the "SEC"), not limited to risk factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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